Exhibit 99.4

CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

OF

TINO GROUP LIMITED

(this “Charter”)

Effective [*], 2026

1. PURPOSE

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) is to:

(i)	exercise general oversight with respect to the governance of Tino Group Limited (the “Company”) and its compliance with legal and regulatory requirements including those of the United States Securities and Exchange Commission (“SEC”) and of the Nasdaq Stock Market LLC (“Nasdaq”);

(ii)	evaluate and recommend to the Board corporate governance practices applicable to the Company;

(iii)	identify and evaluate qualified individuals to become members of the Board of Directors (the “Board”) of the Company and its committees, in consultation with the Chairperson of the Board (the “Chairperson”) and the Company’s Chief Executive Officer (the “CEO”);

(iv)	recommend to the Board proposed nominees for election to the Board or to fill Board vacancies;

(v)	coordinate and oversee the evaluation of the Board, its committees, individual directors and management in the governance of the Company;

(vi)	to perform such further functions as may be consistent with this Charter, or as assigned by applicable law and regulations, the Company’s prevailing Memorandum and Articles of Association (the “M&A”), or the Board.

2. COMPOSITION OF THE COMMITTEE

The Committee must consist of at least two members. Each member of the Committee must be an independent director as defined under the requirements of Nasdaq, except as otherwise permitted by applicable Nasdaq rules, including any applicable exemptions and transition periods.

Committee members must be appointed to the Committee by the Board. Except as otherwise directed by the Board, a director selected as a Committee member shall continue to be a member for as long as he or she remains a director of the Company or until his or her earlier resignation or removal from the Committee or the Board. Any member may be removed from the Committee by the Board, with or without cause, at any time. Unless a Chair is designated by the Board, the Committee may designate a Chair by majority vote of the full Committee membership.

Notwithstanding the aforesaid, for so long as the Company remains a “controlled company”, the Company will be exempt, and may elect to rely on such exemptions, from, certain Nasdaq’s corporate governance requirements, including but not limited to those that would otherwise require the Company either establish compensation and nominating and corporate governance committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of the Company’s executive officers and nominees for directors are determined or recommended to the Board by the independent members of the Board.

3. MEETINGS AND PROCEDURES

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities. Meetings may be conducted by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other.

A majority of the members of the Committee shall constitute a quorum for purposes of holding a meeting and the Committee may act by a vote of a majority of members present at such meeting. In lieu of a meeting, the Committee may act by unanimous written consent. The Committee will cause to be kept adequate minutes of all its proceedings. The Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent.

The Committee has the authority to establish its own rules and procedures for notice and conduct of its meetings, provided that they are consistent with the legal and regulatory requirements of SEC and Nasdaq, and any provisions of this Charter, the Company’s M&A or governing documents that are applicable to the Committee.

4. AUTHORITY

The Committee shall have the authority necessary to discharge its duties and responsibilities.

The Committee has authority to retain and to approve fees of legal advisers, consultants and other advisors to assist the Committee with the execution of its duties and responsibilities set forth under this Charter (the “Committee’s Advisors”). The Committee shall receive appropriate funding from the Company for the payment of compensation to its Committee’s Advisors. The Committee shall also have the sole discretion to terminate the Committee’s Advisors so retained.

The Committee shall have the authority to conduct investigations that it deems necessary to fulfil its responsibilities. The Committee shall have the authority to request that any officer or employee of the Company, the Company’s outside legal counsel, the Company’s independent auditor or any other advisors retained by the Company to render advice to the Company, to attend a meeting of the Committee, or meet with any members of the Committee or the Committee’s Advisors. The Committee shall have full access to the books, records and facilities of the Company in carrying out its responsibilities.

In carrying out its responsibilities, the Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with the Committee’s Advisors. However, the Committee shall not be required to implement or act consistently with the advice or recommendations of Committee’s Advisors, and the authority granted in this Charter shall not affect the ability or obligation of the Committee to exercise its own judgment in fulfilment of its duties under this Charter.

Any communications between the Committee and legal advisers in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

5. DUTIES AND RESPONSIBILITIES

In carrying out its duties and responsibilities, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best address, react to or respond to changing circumstances or conditions. In addition to the duties and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities consistent with this Charter, the purposes of the Committee, and the Company’s governing documents.

The following duties and responsibilities are within the authority of the Committee and are consistent with and subject to all applicable law and regulations, and the Company’s prevailing M&A.

A.	Corporate Governance

(i)	The Committee shall exercise general oversight with respect to corporate governance matters and the Company’s compliance with legal and regulatory requirements.

(ii)	The Committee shall monitor significant corporate governance developments and make recommendations to the Board regarding, or take actions with respect to, all matters of corporate governance as the Committee deems appropriate.

(iii)	The Committee shall monitor compliance with the Company’s Code of Business Ethics and any guidelines that the Company adopts in relation to corporate governance matters.

(iv)	The Committee shall oversee and periodically evaluate the Company’s Code of Business Ethics and any guidelines that the Company adopts or should adopt in relation to corporate governance matters, including but not limited to topics such as anti-corruption and whistleblowing. Where desirable, the Committee shall recommend changes to the Board.

B.	Composition of the Board and its Committees

(i)	The Committee shall oversee searches for and identify qualified individuals for membership on the Board, and recommend to the Board individuals for election to the Board and its committees or to fill vacancies. In making its recommendations for Board and committee membership, the Committee shall:

(a)	review and consider candidates’ background, qualifications, skills and experiences;

(b)	making a specific determination as to the independence of each candidate nominated as an independent director; and

(c)	consider any factors that are set forth in the applicable law and regulations, or the Company’s prevailing M&A, including but not limited to any requirements of independence, financial literacy or financial expertise standards, or other factors that are deemed appropriate by the Committee or the Board.

(ii)	The Committee shall recommend to the Board changes, if any, that the Committee believes desirable to the size of the Board or any committee thereof, or to the Board’s committee structure.

(iii)	The Committee will periodically review criteria for membership on the Board and its committees, and make recommendations as is necessary. In doing so, the Committee shall consider the current composition of the Board and its committees in light of the current challenges and needs of the Board, the Company and each committee.

(iv)	The Committee shall review any notification by a director of his or her resignation or material changes in employment or of circumstances that may adversely reflect upon the Company or the director’s discharge of his or her duties as a director. Based on this review, the Committee may recommend that the Board request such a director to resign from the Board.

C.	Evaluation of the Board and its Committees

(i)	At least annually, the Committee shall lead the Board in a self-evaluation to determine whether it and its committees are functioning effectively. The Committee shall oversee the evaluation process and report on such process and the results of the evaluations, including any recommendations for proposed changes, to the Board.

(ii)	At least annually, the Committee shall review the evaluations prepared by each Board committee of such committee’s performance and consider any recommendations for proposed changes to the Board.

(iii)	At least annually, the Committee shall evaluate current directors for re-nomination to the Board or re-appointment to any Board committees, and assess the performance of such directors.

D.	General

(i)	The Committee shall report regularly to the Board and such reports shall include any significant issues or concerns that arise at its meetings, and if appropriate, the Committee’s recommendation in that regard.

(ii)	The Committee shall conduct a self-evaluation of the Committee’s performance at least annually. The evaluation shall address subjects including the Committee’s composition, responsibilities, structure and processes, and effectiveness.

6. DELEGATION OF DUTIES

The Committee may establish and delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to subcommittees consisting of one or more of its members, when the Committee deems it appropriate to do so in order to carry out its responsibilities.

7. REVIEW AND DISCLOSURE OF THIS CHARTER

The Committee must periodically review and reassess this Charter and submit any recommended changes to the Board for its consideration.

If required by the rules of the SEC, this Charter, as amended from time to time, shall be made available to the public on the Company’s website and filed with the SEC in accordance with applicable SEC rules.